Exhibit 10.10

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE

THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AMENDED AND RESTATED

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (this “Agreement”) is made and entered into, and effective as of March 1, 2026 (the “Effective Date”), by and between Riot Cayman, a limited company organized under the laws of the Cayman Islands, for itself and its affiliate, Riot Platforms, Inc., a Nevada corporation, (“Riot” or the “Company”) and Clear Capital Management Corporation, a personal services corporation organized under the federal laws of Canada, (the “Consultant”) with offices located at [***]. Consultant and the Company are sometimes referred to herein collectively as the “Parties” and each, individually, as a “Party” to this Agreement.

WHEREAS, Consultant is a personal services corporation specializing in providing financial and industrial advisory services, and Company is a publicly traded developer and operator of large-scale data centers (including its existing business segment of Bitcoin mining) in the United States; and

WHEREAS, pursuant to that certain Professional Services Agreement, dated effective as of April 12, 2022, (the “Original Agreement”) as amended by that certain Amended and Restated Professional Services Agreement, dated effective as of April 12, 2025, (the “Amendment”), each by and between the Consultant and the Company (the Original Agreement, as amended by the Amendment, is referred to herein as the “Existing Agreement”),  Consultant has agreed to serve as the Company’s Chief Financial Officer (“CFO”); and

WHEREAS, effective as of March 1, 2026, Consultant intends to step down as the Company’s CFO and agreed to continue as a senior advisor (“Senior Advisor”) to assist with the CFO transition, as well as assist on other management operational matters, as may be requested by the Company.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of such consideration is hereby acknowledged, the Parties agree as follows:

1.	Position, Duties and Scope of Services.
a.Position; Duties. Consultant, acting independently and not as an employee of Company, agrees to provide consulting and professional services by serving in the capacity of Company’s external operations advisor, including under the title Senior Advisor, pursuant to the terms of this Agreement. In such position, Consultant shall have such powers, authorities, and responsibilities as may reasonably be assigned to Consultant from time to time, as well as such other powers, responsibilities, and authorities customary for consultants of similar rank and title of corporations of the size, type, and nature of the Company; provided, however, Consultant shall have no authority to bind the Company or any of its subsidiaries by a promise or representation or to enter into any contract, either written or oral, affecting the Company or any of its subsidiaries, except specifically granted by the Company. Consultant’s service will be overseen by the Company’s Chief Executive Officer or such other person or persons as the Company’s Chief Executive Officer designates from time to time.

b.Performance under this Agreement. During the Consulting Term (as defined herein), Consultant shall perform and fulfill Consultant’s duties and responsibilities under this Agreement to the best of Consultant’s abilities and in a trustworthy, professional, competent, and efficient manner. Consultant shall at all times comply with and be subject to all applicable policies, procedures, codes of conduct, requirements, and organizational regulations established by and/or amended by or on behalf of the Company from time to time.
c.Preparation, Ownership, and Storage of Data and Documents. Consultant shall prepare, in connection with services performed under this Agreement, all reports, documents and correspondence necessary and/or appropriate under the circumstances, all of which shall belong to the Company. Consultant shall store electronically all reports, documents, correspondence, and data on and in Company-designated storage and will not archive or otherwise retain any tangible or intangible copies, summaries, or descriptions of said reports, documents, correspondence, or data or otherwise store any such materials outside of such Company-designated storage.
d.Fiduciary Duty; Conflict of Interests. By accepting engagement with the Company, Consultant shall perform the Services in good faith, with reasonable care and in the best interests of the Company in connection with the Services, but nothing herein shall be construed to create an employee, officer, or director relationship or to impose fiduciary duties beyond those applicable to an independent contractor.
2.Term of Engagement. Consultant’s engagement under this Agreement shall commence on the Effective Date and continue for a period through January 1, 2028, unless such engagement is terminated earlier pursuant to Section 6 of this Agreement (the “Consulting Term”). The term of this Agreement shall be automatically renewed for a period of twelve-(12)-months following the expiration of the Consulting Term, and for successive twelve-(12)-month periods thereafter (each, a “Renewed Term”), until this Agreement is terminated in accordance with Section 6 or a Party delivers a notice of non-renewal in accordance with this Section 2. If either Company or Consultant does not wish to renew the term of this Agreement following the expiration of the Consulting Term or Renewed Term, as applicable, the non-renewing Party may elect not to renew the term of this Agreement by delivering a notice to the other Party, in accordance with Section 7.j of this Agreement, of such non-renewing Party’s intent not to renew the Agreement by no later than Sixty (60) days prior to the end of the Consulting Term or the applicable Renewed Term. If such notice of non-renewal is delivered in accordance with this Section 2, this Agreement and Consultant’s engagement with the Company hereunder shall terminate as of the expiration of the Consulting Term or Renewed Term, as applicable.
3.Terms and Conditions of Performance of the Services.
a.Performance of the Services. During the term of this Agreement, Consultant shall devote such time, attention, knowledge, and skill(s) as necessary to the performance and fulfillment of the Consultant’s duties, responsibilities, and services for the Company. Company shall not have and shall not exercise primary control over the manner in which Consultant performs services under this Agreement. However, Consultant agrees to perform services at all times in accordance with the standards established by Company, and in accordance with applicable federal, state, provincial and local law and regulation. Consultant agrees to perform Consultant’s duties to the best of Consultant’s abilities and expertise and in the best interests of Company. Consultant will reasonably determine the method and means of performing services, subject to the Company’s policies, procedures and internal controls over financial reporting, and applicable regulations. Consultant may perform services under this Agreement at any suitable time and location Consultant chooses; provided, that Consultant shall devote such working time and attention to the performance of services as required to satisfy all duties and responsibilities of Consultant under this Agreement. Consultant will use Consultant’s own resources, such as supplies, equipment, tools, and materials to complete services, unless necessity requires the use of Company’s resources and premises as those requirements are defined in this Agreement.
b.Place of Services. Consultant’s services during the Consulting Term shall ordinarily be performed remotely in one or more locations of Consultant’s choosing. Regardless of the Consultant’s place of service, Consultant shall be available, including by telecommuting via video conferencing or other electronic means, during all reasonable times throughout the Consulting Term, and shall be available for reasonable business travel requirements on a limited, and temporary basis, in performance of the Consultant’s duties. Notwithstanding anything in this Agreement to the contrary, Consultant’s duties shall include travel relating to the Company’s business reasonably commensurate with Consultant’s position with the Company.
4.Fees, Payment and Benefits.
a.Base Fee. During the Consulting Term, the Company shall pay Consultant a monthly fee in accordance with its regular payroll practices, as follows:
i.For the twelve (12) months starting from the Effective Date, Consultant’s monthly fee shall be Forty-One Thousand Six Hundred Sixty-Six and 67/100 United States Dollars ($41,666.67).
ii.Commencing on the first day of the thirteenth month (13th) full calendar month following the Effective Date and continuing for the remainder of the Consulting Term and any Renewed Term, Consultant’s monthly fee shall be Twenty Thousand and 00/100 United States Dollars ($20,000) (and (i) and (ii) together shall be referred to as the “Base Fee”).

The Company’s Chief Executive Officer and/or the Compensation and Human Resources Committee of its Board of Directors (the “Compensation Committee”) shall annually review and may, in their sole discretion, adjust Consultant’s Base Fee from time to time. Effective as of the date of any adjustment to Consultant’s Base Fee, this Agreement shall be amended automatically without further action or writing by the Parties such that the Base Fee stated herein reflects the new Base Fee established by the Company for all purposes of this Agreement.

b.Signing Bonus.  In consideration of Consultant’s execution of this Agreement and agreement to provide the Services to the Company hereunder, the Company shall pay to Consultant, a one-time signing bonus in the amount of Eighty-Three Thousand Three Hundred and Thirty-Three and 33/100 ($83,333.33) (the “Signing Bonus”).  The Signing Bonus shall be paid in a single lump sum within ten (10) business days following the Effective Date.  The Signing Bonus is a one-time payment and shall not be taken into account in determining the amount of any other compensation or benefit under this Agreement.
c.Annual Incentive Bonus. During the Consulting Term, Consultant shall be eligible to receive an annual discretionary cash performance-incentive bonus based on Consultant’s Base Fee, at the Company’s discretion. During the year 2026, Consultant shall be eligible to receive a performance-incentive bonus with a target amount of One Hundred percent (100%) of Consultant’s Base Fee and a minimum target amount of Zero percent (0%) of Consultant’s Base Fee (the “Incentive Bonus”). Any future annual discretionary cash performance-incentive bonus shall be determined based solely at the Company’s discretion. The Incentive Bonus shall be subject to conditions specified by the Compensation Committee or its delegee and awarded based on the determination of the Compensation Committee or its delegee, in its or their sole discretion, of Consultant’s achievement during the applicable fiscal year of the performance objectives established for Consultant as well as the Company’s overall performance during the applicable fiscal year. For the avoidance of doubt, Consultant shall not be entitled to any Incentive

Bonus amount for any applicable fiscal year, except as awarded by the Compensation Committee or its delegee(s) in its or their sole discretion. For each fiscal year during the Consulting Term, the Compensation Committee (or its delegee, as appropriate) shall communicate the terms of Consultant’s Incentive Bonus for such fiscal year, including, without limitation, Consultant’s performance objectives for the applicable fiscal year and the applicable target amount of such Incentive Bonus (which shall be no less than Zero percent (0%) of Consultant’s Base Fee). Following each completed fiscal year during the Consulting Term, the Compensation Committee (or its delegee, as appropriate) shall evaluate Consultant’s achievement of the performance objectives established with respect to the Incentive Bonus for Consultant and the Company’s overall performance for the applicable fiscal year. Based on this evaluation, the Compensation Committee shall determine the final amount of the Incentive Bonus, if any, to be awarded to Consultant. Incentive Bonus awards may, in the discretion of the Board or the Compensation Committee, and subject to conditions determined by the Board or the Compensation Committee, in either of their sole discretion, be granted as an Equity Award according to Section 4.c of this Agreement, or as a cash award. Nothing in this Section 4.b, nor anything in this Agreement, entitles or shall be interpreted to entitle Consultant to any guaranteed minimum Incentive Bonus at any time during the Consulting Term and Consultant’s receipt of an Incentive Bonus is expressly contingent upon Consultant providing services to the Company under this Agreement through the date that such Incentive Bonus is actually paid to Consultant. All determinations with respect to any Incentive Bonus shall be made by the Board or Compensation Committee, as applicable, in its sole and reasonable discretion, and shall be final, conclusive, and binding on all Parties.
d.Equity Compensation.
i.Initial Equity Award. On January 1, 2026, Consultant shall receive an award of service-based equity compensation (the “Service-Based Award”), under the Company’s 2019 Equity Incentive Plan, as amended, or any successor equity incentive plan adopted by the Company from time to time after the Effective Date (the “Equity Plan”) in an amount of $2,000,000 worth of restricted stock units of the Company’s common stock which shall vest in two approximately equal tranches, annually, through January 1, 2028 (as defined below).
ii.Equity Awards. Subject to the terms and conditions of this Agreement, the Consultant shall be eligible to receive, as additional compensation, awards of equity compensation (each an “Equity Award”), under the Equity Plan.
iii.Terms of Awards. All Equity Awards shall be granted subject to the terms and conditions of the Equity Plan and an equity award agreement (each, an “Award Agreement”) to be entered into between the Company and Consultant as of the grant date of such Equity Award. Accordingly, any Equity Award granted to Consultant by the Company shall be subject to forfeiture until vesting. As set forth in the Equity Plan and the applicable Award Agreement, vesting of these Equity Awards may occur as a result of Consultant’s continued service with the Company through designated vesting dates. The amount of any Equity Awards granted under the Equity Plan are subject to the discretion of the Compensation Committee (who administers the Equity Plan and all Equity Awards granted thereunder), and nothing herein is, nor should it be interpreted or construed as being, an offer or a guarantee that Consultant will be granted any Equity Award,  at any time, or in any amount. For the avoidance of doubt, except as otherwise agreed by the Company in writing, Consultant shall not be guaranteed any minimum Equity Award at any time during the Consulting Term.
e.Continued Vesting. During the Consulting Term, Consultant shall continue to vest any and all previously granted Equity Awards, through the applicable vesting dates, subject to any performance terms and conditions pursuant to the Existing Agreement and any Award Agreements entered into during the term of the Existing Agreement.

f.Benefits. During the Consulting Term, Consultant shall be entitled to participate in the Company’s benefit plans and programs, as then in effect, including without limitation group medical, dental, health and/or disability insurance plans, Code Section 401(k) plans, and Medicare/Social Security reimbursement plans, in accordance with and subject to the terms and conditions of those benefit plans and/or programs and any amendments thereto, including any and all provisions concerning eligibility for participation.
g.Expense Reimbursement. During the Consulting Term, the Company will reimburse Consultant for reasonable, necessary, and documented out-of-pocket business expenses incurred by Consultant on behalf of the Company in connection with the performance of Consultant’s duties and in furtherance of the Company’s business in accordance with the Company’s travel and business expense policy, as may be amended from time to time.
5.Restrictive Covenants. The Consultant hereby acknowledges and agrees that Consultant has read and understood and continues to be bound by the terms of the Confidentiality and Non-Competition Agreement by and between the Company and Consultant (the “CNCA”), which is incorporated herein by this reference. The Consultant further understands and agrees that the Company may, in its sole discretion, update and amend the Consultant’s CNCA from time to time, and the Consultant will be required to sign any such amended agreement as a material term of this Agreement and a condition of continued service with the Company. Notwithstanding anything contained in this Agreement to the contrary,  nothing herein shall modify or limit the applicability of the confidentiality and/or restrictive covenants contained in the CNCA and/or any other agreement between the Parties, which shall be enforced according to their terms and read together to provide the greatest level of protection(s) to the Company and its confidential information (as that term is defined in the CNCA).
6.Termination.
a.By the Company for Cause. Consultant’s engagement under this Agreement may be terminated by the Company at any time upon the occurrence of one or more of the following events (each of which shall be a termination event for “Cause”):
i.Consultant willfully, recklessly, or with gross negligence fails to comply with any material term or aspect of the policies, standards, and regulations that the Company, in its sole discretion, establishes and/or implements in writing before and during the Consulting Term;
ii.Consultant commits any act of gross negligence, illegal conduct, embezzlement, theft, misappropriation, fraud, dishonesty, or other acts of misfeasance, malfeasance, and/or misconduct in the rendering of services to or on behalf of the Company;
iii.Consultant fails to adequately, substantially, and/or continually perform to Company’s reasonable satisfaction the usual and customary duties of Consultant’s service;
iv.Consultant breaches any material term or provision of this Agreement or any material term or provision of any other agreement between the Parties; or
v.Consultant is convicted of, or pleads guilty or nolo contendere to, any crime constituting a felony or any crime constituting a misdemeanor involving deceit, dishonesty, or moral turpitude, or otherwise commits any act which impairs Consultant fitness to perform the Consultant’s services under this Agreement and/or damages the reputation of the Company, as determined in the sole and reasonable discretion of the Board.

Notwithstanding the foregoing, the Company may not terminate Consultant’s service under this Agreement for Cause under this Section 6.a without first providing Consultant written notice of the event or condition(s) constituting Cause. Such notice must be given no later than Thirty (30) days after the date on which the event or condition(s) constituting Cause is first reasonably discovered by the Board. Upon the giving of such notice, and only if the event or condition is reasonably capable of being remedied by Consultant, Consultant shall have a period of Thirty (30) days during which Consultant may remedy the event or condition(s) and, if so remedied, the Company may not terminate Consultant’s service under this Agreement for Cause for the event or condition that was remedied.

b.By the Company without Cause. Consultant’s service under this Agreement may be terminated by the Company without Cause upon providing written notice of termination to Consultant Thirty (30) days in advance of such termination. For purposes of this Agreement “without Cause” shall mean any termination by the Company that is not (i) a termination for Cause as described and in accordance with Section 6.a above, or (ii) a termination because of death or Disability, as described Section 6.e below. Notwithstanding anything in this Agreement to the contrary, the Company may, in its sole and absolute discretion, advance the Consultant’s termination date to an alternate termination date of the Company’s own choosing provided, however, that Consultant shall be paid Consultant’s Base Fee from the date that the Company provides written notice of termination through the end of the 30-day notice period provided for in this Section 6.b.
c.By Consultant for Good Reason. Consultant’s services under this Agreement may be terminated by Consultant at any time following written notice to the Company upon the occurrence of any of the following events or conditions (each of which shall be a termination event for “Good Reason”):
i.A material diminution in Consultant’s Base Fee or benefits other than a general reduction in Base Fee and/or benefits that affects all similarly situated independent contractors;
ii.A material breach of this Agreement by the Company;
iii.A material diminution in Consultant’s title, authorities, responsibilities, or duties without Consultant’s consent (other than a temporary change while Consultant is physically or mentally in capacitated or as required by applicable law);
iv.A relocation of Consultant’s primary work location that would require the reasonable person to move Consultant’s residence from its then current location if Consultant does not consent to such relocation;
v.The Company permanently ceases its business operations; and/or
vi.A Change in Control (as defined in Section 6.f below) of the Company and the Consultant experiences any of the events set forth in the foregoing Sections 6.c.i through 6.c.v within either (A) the first 6 months following such Change in Control or (B) the Consulting Term or any then-effective Renewed Term of this Agreement, whichever is later.

Notwithstanding the foregoing, Consultant may not terminate Consultant’s service under this Agreement for Good Reason without first providing the Company advanced written notice of the event(s) and/or condition(s) constituting Good Reason, which notice must be given no later than Thirty (30) days after the date on which the event(s) and/or condition(s) constituting Good Reason first occurs. Upon the Company’s receipt of such notice, the Company shall then have Thirty (30) days during which it may remedy the event(s) and/or condition(s) (the “Company Notice Period”) and, if so remedied, Consultant may not terminate their service under this Agreement for Good Reason. If Consultant fails to comply with the immediately preceding two sentences of this Section 6.c, such termination shall not be considered a termination for Good Reason. If the Company fails to cure the event(s) and/or conditions during the Company Notice Period, then the termination shall occur Thirty (30) days after the expiration of the

Company Notice Period unless the Company, in its sole discretion, chooses to advance Consultant’s termination date to an alternate termination date of the Company’s own choosing.

d.By Consultant without Good Reason. Consultant may terminate Consultant’s service under this Agreement without Good Reason by providing written notice of termination to the Company no less than One Hundred Eighty (180) days before the termination date. For purposes of this Agreement “without Good Reason” shall mean any termination by Consultant that is not a termination due to death or Disability under Section 6.e, below, or for Good Reason as set forth and in accordance with Section 6.c, above. Notwithstanding anything in this Agreement to the contrary, the Company may, in its sole and absolute discretion, waive all or any part of the One Hundred Eighty (180)-day notice period for no consideration and advance the Consultant’s termination date to an alternate termination date of the Company’s choosing.
e.Termination due to Death or Disability. Consultant’s services with the Company shall terminate immediately in the event of death or Disability of Consultant. The term “Disability” means Consultant’s inability to substantially perform their duties as Senior Advisor by reason of any medically determinable physical or mental impairment that, as determined by a physician chosen by the Company and reasonably acceptable to Consultant, can be expected to: (i) result in death; (ii) last for a continuous period of at least Thirty (30) days; or (iii) endanger the Consultant and/or others if Consultant were to continue to perform Consultant’s duties with the Company.
f.Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:
i.an acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or any future replacement thereof) by any individual, group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any future replacement thereof), or entity (each, a “Person”) of Fifty Percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of this Section 6.f.i; or
ii.a change in the composition of the Board such that the individuals who constitute the Incumbent Board (such as defined herein) cease for any reason to constitute at least a majority of the Board. As used in this Section 6.f.ii, the “Incumbent Board” means those individuals serving as members of the Board as of the Effective Date; provided, however, any subsequent individual serving on the Board who was (A) elected to serve as a member of the Board by the Company’s stockholders or (B) appointed to fill a vacancy on the Board shall be considered as though such individual were a member of the Incumbent Board only if such individual was nominated for election or appointed to serve on the Board by at least a majority of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any future replacement thereof) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
iii.consummation of a reorganization, merger or consolidation of the Company, or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate

Transaction”); excluding, however, such a Corporate Transaction pursuant to which: (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than Fifty Percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of Outstanding Company Voting Securities; (B) no Person (other than the Company, any benefit plan (or related trust) of the Company or such corporation (described in clause (A) of this Section 6.f.iii) resulting from such Corporate Transaction) will beneficially own, directly or indirectly, Forty Percent (40%) or more of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction; and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
iv.A complete liquidation or dissolution of the Company.

Notwithstanding any of the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect a Change in Control would result in the imposition of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under the Code, as amended, (the “Treasury Regulations”) then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code (“Section 409A”).

g.Payment of Accrued Obligations; Continuation of Benefits. Regardless of the reason for the termination of Consultant’s service with, or other qualifying “Separation from Service” (within the meaning of Treasury Regulations Section 1.409A-1(h), or future replacement thereof) from, the Company, Consultant shall be entitled to receive payment in satisfaction of the following obligations accrued to Consultant as of the effective date of such termination or Separation from Service (the “Termination Date”) which are outstanding as of the Termination Date (collectively, the “Accrued Obligations”): (A) all of the Consultant’s Base Fee earned and unpaid through the Termination Date; and (B) reimbursement of Consultant’s properly reimbursable business expenses incurred and unreimbursed as of the Termination Date; provided, that, Consultant must submit a final request for reimbursement of any such outstanding unreimbursed business expenses, together with such substantiation as may be requested or required pursuant to the Company’s expense reimbursement policy, by no later than Thirty (30) business days following the Termination Date to receive reimbursement of such business expenses. Except with respect to reimbursement of Consultant’s outstanding reimbursable business expenses, all Accrued Obligations shall be due and payable to Consultant (or Consultant’s estate or beneficiaries, as the case may be) on the first regular payday following the Termination Date (or sooner if required by law). In addition to satisfaction of the Accrued Obligations, Consultant shall continue to receive coverage under the Company’s then-effective group medical insurance policies and benefit programs through the end of the month of the Termination Date, except as required by applicable law and the terms of applicable Company group medical insurance policy and benefit program agreements. For the avoidance of doubt, except for as provided in Section 6.h below, Consultant shall be entitled to receive only payment of the Accrued Obligations and continuation of the Company benefits set forth in this Section 6.g in connection with the cessation of Consultant’s service with the Company, and, upon payment of such Accrued Obligations,

Consultant shall not be entitled to any further compensation or benefits from the Company (including its subsidiaries and affiliates), except as specifically provided herein, or as otherwise agreed by the Company in writing.
h.Severance. Company and Consultant (or Consultant’s estate or beneficiaries, as the case may be) shall enter into a separation agreement and general release, substantially in form attached as Exhibit “A” hereto (the “Severance Agreement”) by no later than Twenty (20) business days following the Termination Date or such earlier time as provided by the Severance Agreement (and any applicable revocation period in the Severance Agreement expires no later than Sixty (60) days following the Termination Date), pursuant to which Company shall pay to Consultant (or Consultant’s estate or beneficiaries, as the case may be), in exchange for the execution, non-revocation, and compliance with the terms of the Severance Agreement by the Consultant (or Consultant’s estate or beneficiaries, as the case may be), the applicable amounts specified in Sections 6.h.i through 6.h.iv, below (the “Severance Payments”) in accordance with the Severance Agreement; provided, however, neither Party shall be obligated to enter into the Severance Agreement if Consultant’s services with the Company is terminated: (i) by the Company for Cause; or (ii) by Consultant without Good Reason and Consultant fails to provide the advance written notice required by Section 6.d of this Agreement. The Severance Payments shall not become due and payable unless and until the Severance Agreement between the Company and Consultant has become effective, binding, and irrevocable on the parties thereto; provided, however, that if the Company (or applicable successor-in-interest to the Company) fails to execute and deliver the Severance Agreement in accordance with this Section 6.h within Twenty (20) business days following the Termination Date, the Company shall be deemed in material default of its obligations under this Agreement, and the applicable Severance Payments that would have been due to Consultant had the Severance Agreement been entered into in accordance with this Section 6.h shall immediately become due and payable to Consultant, without further action by, or agreement of, the Consultant. Accordingly, pursuant to the Severance Agreement, Consultant shall be entitled to receive the following Severance Payments:
i.Termination by Company for Cause; Termination by Consultant without Good Reason (without Notice); Non-Renewal of Consulting Term by Consultant (without Notice). If the Company terminates Consultant’s services for Cause, or if Consultant terminates Consultant’s service hereunder without Good Reason or Consultant does not renew the term of their service with the Company and Consultant fails to provide advance notice required by Section 6.d of this Agreement, then the Consultant (or Consultant’s estate or beneficiaries, as the case may be) shall not receive any Severance Payments and shall only be entitled to receive payment of the Accrued Obligations; therefore, upon payment of such amounts, Consultant shall not be entitled to receive any additional remuneration from the Company under this Agreement with respect to Consultant’s service with the Company.
ii.Termination by Consultant without Good Reason (with Notice). If Consultant terminates Consultant’s service hereunder without Good Reason and provides the Company with advance written notice of such termination as required by Section 6.d of this Agreement Consultant (or Consultant’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Consultant timely entering into the  Severance Agreement: (A) the Incentive Bonus to which Consultant would have been entitled under Section 4.b of this Agreement, had Consultant remained under contract with the Company through the end of the calendar year in which the Termination Date occurs, as if Consultant had continued service with the Company through the date on which such Incentive Bonus would have been paid, calculated assuming achievement of Twenty-Five Percent (25%) of the performance targets of such Incentive Bonus for the applicable fiscal year, prorated through the Termination Date; and (B) One (1) month of the Consultant’s then-effective Base Fee.

iii.Termination due to Non-Renewal of Consultant Term by Company. If Company elects under Section 2 hereof not to renew the term of Consultant’s service with Company hereunder, Consultant (or Consultant’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Consultant timely entering into the  Severance Agreement: (A) the Incentive Bonus to which Consultant would have been entitled under Section 4.b of this Agreement, had Consultant remained under contract with the Company through the end of the calendar year in which the Termination Date occurs, as if Consultant had continued service with the Company through the date on which such Incentive Bonus would have been paid, calculated assuming achievement of Twenty-Five Percent (25%) of the performance targets of such Incentive Bonus for the applicable fiscal year, prorated through the Termination Date; and (B) Three (3) months of the Consultant’s then-effective Base Fee.
iv.Termination by Company without Cause; Termination by Consultant for Good Reason (other than incident to a Change in Control). If Consultant’s service with the Company is terminated by the Company without Cause or by the Consultant for Good Reason in accordance with Section 6.c hereof (other than incident to a Change in Control), then Consultant (or Consultant’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Consultant timely entering into the Severance Agreement: (A) the Incentive Bonus to which Consultant would have been entitled under Section 4.b of this Agreement had Consultant provided services to the Company through the end of the calendar year in which the Termination Date occurs, as if Consultant had continued service with the Company through the date on which such Incentive Bonus would have been paid, calculated assuming achievement of One Hundred Percent (100%) of the performance targets of such Incentive Bonus for the applicable fiscal year, prorated through the Termination Date; (B) payment of an amount equal to the lesser of: (1) One Hundred Percent (100%) of the sum of Consultant’s then-effective Base Fee that would have be paid to Consultant through the end of the Consulting Term (or then-applicable Renewed Term) had Consultant’s service with the Company not ceased; and (2) Twelve (12) months of the Consultant’s then-effective Base Fee; (C) acceleration of the vesting of that portion of all outstanding Service-Based Awards granted to Consultant under the Equity Plan that would have vested within Twelve (12) months following the Termination Date but for the cessation of Consultant’s service with the Company, such that such Equity Awards shall be deemed vested immediately as of the Termination Date; and (D) continuation of the vesting of all outstanding “Performance-Based Awards” as defined by and granted to Consultant pursuant to the Existing Agreement and under the Equity Plan as if Consultant’s service with the Company had not ceased prior to the end of the applicable performance period with such vesting calculated based on actual performance; provided, however, if the applicable performance period is extended or the vesting or performance conditions are materially changed to Consultant’s detriment or the Company fails to certify the performance achievement with respect to any such outstanding Performance-Based Awards within Sixty (60) days following the end of the applicable performance period, then such Performance-Based Awards will vest immediately upon the occurrence of any such event assuming achievement of the maximum level of performance.
v.Termination by Company without Cause or by Consultant with Good Reason Incident to Change in Control. If Consultant terminates Consultant’s service with the Company for Good Reason consistent with the rules and procedures set forth in Section 6.c.vi of this Agreement, or if Consultant’s service with the Company is terminated by the Company for any reason other than for “Cause” (as defined in Section 6.a hereof) within Six (6) months of a Change in Control of the Company, Consultant (or Consultant’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Consultant timely entering into the  Severance Agreement: (A) One Hundred Percent (100%) of the target amount of the Incentive Bonus to which Consultant would have been entitled under

Section 4.b of this Agreement had Consultant remained under contract with the Company through the date on which such Incentive Bonus would have been paid, without proration; (B) an amount equal to the greater of: (1) the sum of the Consultant’s Base Fee that would have been paid to Consultant through the end of the Consulting Term (or then-applicable Renewed Term) had Consultant’s service with the Company not ceased; and (2) Twelve (12) months of the Consultant’s Base Fee as in effect as of the Termination Date; (C) acceleration of the vesting of all outstanding Service-Based Awards granted to Consultant under the Equity Plan which remain unvested as of the Termination Date, such that vesting of such Service-Based Awards shall be deemed to have occurred as of the Termination Date; and (D) acceleration of the vesting of all outstanding Performance-Based Awards granted to Consultant pursuant to the Existing Agreement and under the Equity Plan which remain unvested as of the Termination Date, as if Consultant’s service with the Company had not ceased prior to the end of the performance period for such award(s) calculated assuming achievement of the maximum level of performance, such that vesting of such Performance-Based Awards shall be deemed to have occurred as of the Termination Date.
vi.Termination due to death or Disability. If Consultant’s service hereunder is terminated because of Consultant’s death or Disability, then Consultant (or Consultant’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Consultant (or Consultant’s estate or beneficiaries, as the case may be) timely entering into the  Severance Agreement: (A) the Incentive Bonus to which Consultant would have been entitled under Section 4.b of this Agreement had Consultant provided services to the Company through the date on which such Incentive Bonus would have been paid, calculated assuming performance achievement of Fifty Percent (50%) of the target amount for the applicable fiscal year, prorated through the Termination Date; (B) payment of an amount equal to Six (6) months of Consultant’s then-effective Base Fee; (C) acceleration of the vesting of Fifty Percent (50%) of all outstanding Service-Based Awards granted to Consultant under the Equity Plan that would have vested within the Twelve (12) months following the Termination Date but for the cessation of Consultant’s service with the Company, such that such Equity Awards shall be deemed vested immediately as of the Termination Date; and (D) continuation of the vesting of all outstanding Performance-Based Awards granted to Consultant pursuant to the Existing Agreement and under the Equity Plan as if Consultant’s service with the Company had not ceased prior to the end of the applicable performance period with such vesting calculated based on actual performance; provided, however, if the applicable performance period is extended or the vesting or performance conditions are materially changed to Consultant’s detriment or the Company fails to certify the performance achievement with respect to any such outstanding Performance-Based Awards under the Existing Agreement within Sixty (60) days following the end of the applicable performance period, then such Performance-Based Awards will vest immediately upon the occurrence of any such event assuming achievement of the maximum level of performance.
vii.Form and Time of Payment for Severance Benefits. The amount of the Severance Benefit payable under Section 6(h) above will be paid in a lump sum: (A) 50% of cash severance benefits shall be paid to Consultant within 20 business days following the Consultant’s entry into the Severance Agreement, with the remainder payable 6 months and 1 day following the Termination Date; (B) any Service-Based Awards entitled to pro rata vesting that would have otherwise become vested and been settled solely based on the performance of service will be settled no later than Five (5) business days following the date of the Consultant’s entry into the Severance Agreement; and (C) any Performance-Based Awards under the Existing Agreement entitled to accelerated vesting that would otherwise have become vested and been settled, in whole or in part, based on performance for which the applicable performance period has not ended on or prior to the Consultant’s Termination Date will be settled no later than Five (5) business days following the date of the Consultant’s entry into the Severance Agreement.

i.Treatment of Equity. Other than pursuant to the Severance Agreement as set forth in the foregoing Sections 6.h.i through 6.h.vi, any Equity Awards granted to Consultant shall remain governed by the Equity Plan and the applicable Equity Award Agreement between Consultant and the Company.
j.Effect of Termination; Resignation and Removal from all Company Positions. Notwithstanding anything in this Agreement to the contrary, upon termination of Consultant’s service hereunder for any reason, Consultant agrees: (i) to immediately deliver to the Company all Property (as that term is defined in the CNCA) and records (including all copies thereof) of the Company; (ii) that the Company shall have the right, without limitation, to withhold and retain any amounts that might otherwise be owed to Consultant  to offset any amounts or debts owed by Consultant to the Company; and (iii) that the Company shall, subject to applicable laws, further have the right to withhold the payment of any amounts that might otherwise be owed to Consultant until such time as the Company determines, to its reasonable satisfaction, that any and all proprietary and confidential information, regardless of the medium on which it is embodied (e.g., laptop computer), has been returned to the Company and that Consultant has not retained copies thereof. Furthermore, except as specifically agreed by the Company in writing, upon the cessation of Consultant’s service with the Company, Consultant shall be deemed to have resigned and/or been removed from all positions that the Consultant holds (or previously held) with the Company or any of the Company’s affiliated and/or related entities, effective immediately as of the Termination Date.
7.Miscellaneous.
a.Section Headers; Gender and Number. The section headings in this Agreement are for the Parties’ convenience only and are not intended to govern, limit, or affect the meanings of the sections. Singular and plural nouns and pronouns shall mean the singular or plural and the masculine, feminine, or neuter genders as permitted by the context in which the words are used.
b.Representations by Consultant. The Consultant represents and warrants to the Company that:
i.The Consultant’s acceptance of services under this Agreement with the Company and the performance of the Consultant’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Consultant is a party or is otherwise bound;
ii.The Consultant’s representations to the Company regarding the Consultant’s prior experience have been truthful and accurate; and
iii.Consultant shall immediately notify the Company of any issues that arise that could conflict with the representations, warranties, and obligations set forth herein, including without limitation, any demands, claims, notices, or requests made by third parties that could adversely impact Consultant’s ability to perform services under this Agreement.
c.Cooperation.The Parties agree that certain matters in which Consultant will be involved during the Consulting Term may necessitate Consultant’s cooperation in the future. Accordingly, following the termination of Consultant’s services for any reason, to the extent requested by the Company, Consultant shall provide to the Company reasonable levels of assistance in answering questions about the Company’s business, transition of responsibility, legal matters, and/or litigation. The Company shall make reasonable efforts to minimize the disruption of Consultant’s other activities.
d.Entire Agreement; Modification. Unless specifically provided herein, this Agreement, along with all exhibits and/or attachments hereto (including without limitation the Equity Award

Agreements entered into between the Parties and the CNCA) constitutes the entire understanding between Consultant and the Company with respect to the subject matter hereof and supersedes all prior understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter hereof. The Parties are not relying upon any representations or promises not set forth in this Agreement. Except as provided here, this Agreement may not be amended or modified except in a writing signed by both Parties.
e.Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions set forth in this Agreement (including the CNCA) shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other times. No waiver by the Company of a breach by Consultant of any provision of this Agreement (including the CNCA) shall be binding upon the Company unless the same is in writing, signed by a duly authorized representative of the Company, and any such waiver shall not operate or be construed as a waiver of any subsequent breach.
f.Severability. If it is determined by a court of competent jurisdiction that any of the provisions of this Agreement is invalid or unenforceable, such determination shall not affect the validity of the remaining provisions in this Agreement, each of which shall survive and be given full force and effect. A court of competent jurisdiction may modify and bring about a modification of any invalid or unenforceable provision to make it enforceable under applicable law.
g.Assignment. The Company may assign this Agreement (including the CNCA) and, if assigned, the assignee has the right to seek enforcement of the Agreement (including the CNCA). Since this Agreement and the Consultant’s rights and obligations hereunder are personal to Consultant, Consultant cannot assign this Agreement (including the CNCA) to any other person or entity.
h.Indemnification of Company. Consultant agrees to indemnify, defend, and hold the Company, its Affiliates, and their officers, directors and employees harmless from and against any claims (including without limitation losses, damages, attorneys’ fees and costs) by third parties alleging that Consultant’s service with the Company hereunder constitutes unlawful activity, breaches an obligation of Consultant, or otherwise subjects the Company and its Affiliates to potential liability as a result of Consultant’s service with the Company.
i.Indemnification of Consultant. The Company agrees to indemnify, defend, and hold the Consultant harmless from and against claims as provided for under the Company’s Articles of Incorporation and the Company’s Bylaws in effect from time to time.
j.Notices. All notices and other communications required to be given under this Agreement (including the CNCA) shall be in writing and shall be delivered to the Party in person, via e-mail or as an attachment to an e-mail transmission to the Party’s e-mail address, or by overnight carrier service by a recognized business courier (such as FedEx or UPS). A notice and/or other communication to be given hereunder shall be considered effective: (a) on the date of delivery if personally delivered against a written receipt; (b) on the date of delivery if sent by e-mail transmission or as an attachment to an e-mail transmission, with a delivery receipt; or (c) on the first business day following the date of dispatch if delivered to a recognized business courier service (such as DHL Courier, FedEx, or UPS) for overnight delivery.
k.Survival. Notwithstanding anything in this Agreement to the contrary, and for the avoidance of any doubt, the termination of Consultant’s service under this Agreement for any reason shall not affect the CNCA or any of the covenants, warranties, and agreements in Sections 4.g, 5, 6, and 7 (including all applicable subparts) of this Agreement, each of which shall survive such termination of the Consulting Term and this Agreement.

l.Governing Law; Jurisdiction and Venue; Attorney’s Fees and Costs. The validity, construction, and performance of this Agreement (including the CNCA) shall be governed by the laws of the State of Colorado without giving effect to conflict of law principles. Except as otherwise may be required by the Company to obtain equitable injunctive relief under this Agreement, the CNCA, and/or any other agreement between the Parties, jurisdiction for all actions or proceedings arising under this Agreement (including the CNCA) shall be exclusive to a state or federal court of competent jurisdiction located in or with jurisdiction for the City of Castle Rock in the County of Douglas, Colorado, USA. The Parties hereby irrevocably subject and consent to the jurisdiction of such courts and waive the defense of inconvenient forum related to any action or proceeding in such venue. Should an action be commenced for a breach of and/or to enforce the terms of this Agreement (including the CNCA), the prevailing party in such an action shall be entitled to recover from the non-prevailing party, in addition to all other legal and/or equitable remedies, all costs of litigation, including reasonable attorneys’ fees.
m.Pre-Suit Mediation. Except with respect to any injunctive relief sought by the Company under this Agreement, the CNCA, and/or any other agreement between the Parties, each of the Parties knowingly, voluntarily, and intentionally agrees to and shall participate in a mediation conference before filing any complaint, charge, or accusatory pleading or document, or otherwise commencing any legal or administrative action or proceeding against the other Party with a federal, state, or local agency and/or in a court of competent jurisdiction. The Parties agree that the mediation conference shall be convened in City of Austin in the County of Travis, Texas, USA, and to cooperate in the selection of a mutually agreeable mediator. The Parties shall split equally the cost of the mediator. The Parties also agree to bear their own respective attorney’s fees and costs for mediation under this Section 7.m. For the avoidance of any doubt, except as provided herein, the mediation requirement of this Section 7.m is a condition precedent to any action, proceeding, and/or litigation between the Parties.
n.WAIVER OF JURY TRIAL. To the extent permitted by law, the parties KNOwingly, voluntarily, and intentionally agree to, and do hereby, waive the right to trial by jury in any litigation, cause of action, claim, proceeding, or counterclaim brought by either of the parties against the other: (I) based on any matter whatsoever arising out of or in any way connected with CONSULTANT’S SERVICE with the Company; (II) Based on this Agreement (INCLUDING THE CNCA) or arising out of, under, or relating to this agreement (INCLUDING THE CNCA); and/or (III) based on any alleged action, inaction, or omission of either party to this Agreement.
o.Construction. The essential terms and conditions contained in this Agreement have been mutually negotiated between the Parties. The Parties agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. No ambiguity or uncertainty in this Agreement shall be construed or interpreted in favor of or against any Party.
p.Compliance with Applicable Laws. In performing this Agreement, Consultant shall comply with all applicable laws, rules and regulations.
i.TAXES. CONSULTANT SHALL SATISFY ALL TAX AND OTHER GOVERNMENTAL IMPOSED RESPONSIBILITIES INCLUDING BUT NOT LIMITED TO, PAYMENT OF STATE, FEDERAL, AND SOCIAL SECURITY TAXES, UNEMPLOYMENT TAXES, WORKER’S COMPENSATION, AND SELF-EMPLOYMENT TAXES.

ii.WORKER’S COMPENSATION. CONSULTANT IS NOT ENTITLED TO WORKERS’ COMPENSATION BENEFITS EXCEPT AS MAY BE PROVIDED BY THE CONSULTANT NOR TO UNEMPLOYMENT INSURANCE BENEFITS UNLESS UNEMPLOYMENT COMPENSATION COVERAGE IS PROVIDED BY THE CONSULTANT OR SOME ENTITY OTHER THAN THE COMPANY.
iii.Code Section 409A. To the extent applicable to Consultant, this Agreement and all payments, distributions or other benefits hereunder shall comply and be administered in accordance with the requirements of, or an exemption or exclusion to, Section 409A and the Treasury Regulations promulgated thereunder, as well as any applicable equivalent State law. To the extent any provision or term of this Agreement is ambiguous as to its compliance in this respect, such provision or term and all payments hereunder shall be interpreted to comply with the requirements of, or an exemption or exclusion to, Section 409A, as well as any applicable equivalent State law. For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, if Consultant is a “specified employee” (as defined in Treasury Regulations Section 1.409A-1(i)), then, to the extent required under Treasure Regulation Section 1.409A-3(i)(2), any payments that constitute a “nonqualified deferral of compensation” that become due upon the Consultant’s “Separation from Service” (other than due to the Consultant’s death) and that would have been made under the terms of the plan within the six-month period commencing on the Consultant’s Separation from Service shall be delayed and instead be made as soon as practicable after the earlier of the end of such six-month period or Consultant’s death. For purposes of this Section 7.p, the terms “specified employee”, and “nonqualified deferral of compensation” have the meanings given to them under Section 409A. Any provision that would cause this Agreement or a payment, distribution, or other benefit hereunder to fail to comply with the requirements of, or an exemption or exclusion to, Section 409A, as well as any applicable equivalent State law, shall have no force or effect and the Parties agree that, to the extent an amendment would be effective, this Agreement shall be amended to comply with the requirements of, or an exemption or exclusion to, Section 409A, as well as any applicable equivalent State law. Such amendment shall be retroactive to the extent permitted by law. For purposes of this Agreement, Consultant shall not be deemed to have terminated services unless and until a Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(h) has occurred. Each payment under Section 6.g and 6.h of this Agreement shall be treated as a separate payment for purposes of Section 409A. Any expense reimbursements required to be made under this Agreement shall be made not later than December 31st of the year following the year in which Consultant incurs the expense; provided that in no event shall the amount of expenses eligible for payment or reimbursement by the Company in one calendar year affect the amount of expenses to be paid or reimbursed in any other calendar year. The Senior Advisor’s right to expense reimbursement shall not be subject to liquidation or exchange for another benefit.
iv.Code Section 280G. To the extent applicable to Consultant, if any of the payments or benefits received or to be received by Consultant constitute “Parachute Payments” within the meaning of Code Section 280G (each, a “Section 280G Payment”) and would, but for this Section 7.o.iii, be subject to the excise tax imposed under Code Section 4999 (the “Golden Parachute Tax”), then, prior to making such Section 280G Payment, a calculation shall be made comparing (A) the Net Benefit (as defined below) to Consultant of the Section 280G Payment to (B) the Net Benefit to Consultant if the Section 280G Payment is limited to the extent necessary to avoid being subject to the Golden Parachute Tax. Only if the amount calculated under (A) above is less than the amount under (B) above will the Section 280G Payment be reduced, and then, only to the minimum extent necessary to ensure that no portion of the Section 280G Payment is subject to the Golden Parachute Tax. For purposes of this Section 7.p.iv, only, “Net Benefit” shall mean the present value of the payment, net of all federal, state, local, foreign income, employment, and excise taxes, including the Golden Parachute Tax. Any reduction made pursuant to this Section 7.p.iv shall be made in accordance with the requirements of Code Section 409A as follows: (X) first, reduction of cash payments and benefits, in reverse order of the date of payment; (Y) second, cancellation of vesting acceleration of equity awards, in reverse order of the date of grant; and (Z) third, reduction of other non-cash payments and benefits, in reverse order of the date the payment or benefit is to be provided. If the same payment or award date applies to more than one payment or benefit within any of the foregoing categories, the reduction will apply to each such payment or benefit on a pro-rata basis. All calculations and determinations under this Section 7.p.iv shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), whose determinations shall be conclusive and binding on the Company and Consultant for all purposes. The Company and Consultant shall furnish the Tax Counsel with such information and documents as requested by the Tax Counsel to make its determinations under this Section 7.p.iv, and the Company shall bear all costs incurred by the Tax Counsel under this Section 7.p.iv.
v.Regulatory Claw-back. Notwithstanding any other provisions in this Agreement to the contrary, any compensation (whether cash-, equity-, or incentive-based, or otherwise) paid to Consultant under this Agreement or any other agreement or arrangement between the Company and Consultant which is subject to recovery under any law, government regulation, or stock exchange listing requirement shall be subject to such deductions and claw-back as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), without regard for any termination, severance, or other agreement with respect to  Consultant’s separation from service with the Company.
q.Full Understanding; Acknowledgment. Consultant acknowledges and agrees that Consultant has thoroughly read the terms of this Agreement before signing. Consultant further acknowledges and agrees that, by signing this Agreement, Consultant knowingly and voluntarily consents to the terms contained herein.
r.Counterparts. This Agreement (including the CNCA) may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts together shall constitute one and the same Agreement. Signing of this Agreement (including the CNCA) and transmission of the signed Agreement (including the CNCA) by electronic document transfer will be acceptable and binding upon the parties as of the Effective Date.

[Signature Page to Riot Platforms, Inc. Professional Services Agreement]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Professional Services Agreement, effective as of the Effective Date set forth herein.

CLEAR CAPITAL MANAGEMENT CORPORATION By: /s/ Colin Yee_____________________________ Name: Colin Yee Title: Principal and Authorized Representative Date: January 1, 2026	RIOT PLATFORMS, INC. By: /s/ Jason Les________________________ Name: Jason Les Title: Chief Executive Officer Date: January 1, 2026

Attachments/Exhibits:Exhibit “A” CNCA

Exhibit “B” Form of Severance Agreement

Exhibit “A”

CNCA

[***]

Exhibit “B”

Form of Severance Agreement

[***]